AL TAMIMI
& COMPANY

Advocates & Legal Consultants

Arab Tower 5th Floor Suite 504 P.O. Box 44046 United Arab Emirates Tel: +971 2 674 4535 Fax: + 971 2 676 8762

December 14, 2005

Mr. Andrey Kharlanov
General Manager
City Mix, LLC
Abu Dhabi, U.A.E.

This is with regard to your request on clarification on the legal position with respect to (1) the issue of ownership of the land in the UAE by the government and related risks, and (2) risks associated with the functioning of assets and operations of a foreign company in the UAE and enforceability of agreements entered into outside the UAE.

We advise that our professional opinion regarding the above issues as follows:

(1)
The fact that the land in the UAE is owned by the government does not constitute a material risk as the UAE is the country with a stable developing economy and the policy of the federal government excludes any damages to business.

(2)
The risks, associated with the functioning of assets and operations of a foreign company in the UAE are of a minimal character. Activities of foreign companies in the UAE are governed by the laws of the UAE, which set forth equal legal requirements and regulations both for national and foreign entities. Most of the world’s international companies have substantial production, material and financial assets in the UAE. Pursuant to the UAE laws, including Civil Transaction Law being Federal Law No. 8 of 1985, all agreements, contracts, undertakings and liabilities of foreign entities are fully enforceable in the UAE provided such entities and such agreements, contracts, undertakings and liabilities are registered with the appropriate UAE authorities.

We consent to our name being named in your registration statement on Form SB-2 filed with the SEC.

Yours truly,

/s/ Al Tamimi & Co.
Al Tamimi & Company